Exhibit 4.8.3

FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) is dated as of November 30, 2012 and to the fullest extent permitted by law, effective as of November 30, 2012, by and between PlainsCapital Corporation, a Maryland corporation (f/k/a Meadow Corporation) (“PCC”), and Wells Fargo Bank, National Association, a national banking association (the “Trustee”).

RECITALS

WHEREAS, PlainsCapital Corporation, a Texas corporation (“Plains”) and the Trustee entered into an Indenture dated as of February 22, 2008 (the “Indenture”), pursuant to which the Junior Subordinated Debt Securities due 2038 (the “Debt Securities”) have been issued by Plains; and

WHEREAS, on the date of this Supplemental Indenture, Plains has been merged with and into Meadow Corporation, with Meadow Corporation being the surviving corporation (the “Merger”), whereupon the separate corporate existence of Plains has ceased; and

WHEREAS, as of immediately following the effective time of the Merger, Meadow Corporation has amended its articles of incorporation to change its name to “PlainsCapital Corporation”; and

WHEREAS, Section 8.1(a) of the Indenture requires that PCC expressly assume, by a supplemental indenture executed and delivered to the Trustee by PCC, the due and punctual payment of the principal of (and premium, if any) and the interest on all of the Debt Securities in accordance with their terms, and the due and punctual performance and observance of all the covenants and conditions of the Indenture to be kept or performed by Plains; and

WHEREAS, Section 9.1(a) of the Indenture authorizes, without the consent of any Holders, the execution of a supplemental indenture to evidence the succession of another corporation to Plains, and the assumption by any such successor of the covenants, agreements, and obligations of Plains under the Indenture; and

WHEREAS, Plains has delivered to the Trustee an Officer’s Certificate stating that the Merger and this Supplemental Indenture comply with Section 8.1 of the Indenture and that all conditions precedent therein provided for relating to the Merger have been complied with, and an Opinion of Counsel to the same effect; and

WHEREAS, capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to such terms in the Indenture.

NOW, THEREFORE, in compliance with Section 8.1 of the Indenture, and in consideration of the covenants contained herein and intending to be legally bound hereby, PCC and the Trustee, for the benefit of the Holders, agree as follows:

1.                                      Assumption of Payment and Performance.  PCC hereby expressly assumes the due and punctual payment of the principal of (and premium, if any) and interest on all of the Debt

Securities and the due and punctual performance and observance of all of the covenants and conditions of the Indenture on the part of Plains to be performed or observed.

2.                                      Effect of Supplemental Indenture.  Upon the execution of this Supplemental Indenture, (i) the Indenture has been and hereby is modified in accordance herewith; (ii) this Supplemental Indenture forms a part of the Indenture for all purposes; (iii) except as modified and amended by this Supplemental Indenture, the Indenture shall continue in full force and effect; (iv) the Debt Securities shall continue to be governed by the Indenture; and (v) every Holder heretofore or hereafter under the Indenture shall be bound by this Supplemental Indenture.

3.                                      Notation on Debt Securities.  Debt Securities authenticated and delivered on or after the date hereof shall bear the following notation, which may be printed or typewritten thereon:

“Effective November 30, 2012, PlainsCapital Corporation, a Texas corporation (“Plains”), was merged with and into Meadow Corporation, a Maryland corporation.  Pursuant to the First Supplemental Indenture, dated as of November 30, 2012 Meadow, renamed “PlainsCapital Corporation” following completion of the merger, has assumed the obligations of Plains under the Indenture and the performance of every covenant and condition of the Indenture on the part of Plains to be performed or observed.”

If PCC shall so determine, new Debt Securities so modified as to conform to the Indenture as hereby supplemented, in form satisfactory to the Trustee, may at any time hereafter be prepared and executed by PCC and, upon receipt of a written order from PCC, authenticated and delivered by the Trustee or the Authenticating Agent in exchange for the Debt Securities then outstanding, and thereafter the notation herein provided shall no longer be required.  Anything herein or in the Indenture to the contrary notwithstanding, the failure to affix the notation herein provided as to any Debt Security or to exchange any Debt Security for a new Debt Security modified as herein provided shall not affect any of the rights of the holder of such Debt Security.

4.                                      The Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by PCC.

5.                                      Governing Law.  This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of law principles thereof.

6.                                      Successors and Assigns.  This Supplemental Indenture shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto and the holders of any Debt Securities then outstanding.

7.                                      Headings.  The headings used in this Supplemental Indenture are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Supplemental Indenture.

8.                                      Counterparts.  This Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute one and the same instrument.

                                                IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized, as of the day and year first above written.

“PCC”
PlainsCapital Corporation, a Maryland corporation
(f/k/a Meadow Corporation)

By:	/s/ COREY PRESTIDGE
	Name:	Corey Prestidge
	Title:	Secretary

WELLS FARGO BANK,
NATIONAL ASSOCIATION, as Trustee

By:	/s/ AMY L. MARTIN
	Name:	Amy L. Martin
	Title:	Vice President